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                                                                     Exhibit 5.1
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                               Owen M. Naccarato
                                Attorney at Law
                                  31 Grenache
                               Irvine, CA 91614
                  Office: (310) 312-9652 Fax: (310) 473-5442
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June 4, 1999

Imaging Technologies Corporation

Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

     I have acted as counsel for Imaging Technologies Corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 620,000 shares of the Company's common stock, $.005 par value, (the "common stock"), issuable pursuant to the Company's Advisory and Consultants Agreement, (the"Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.



          Very truly yours,

          /s/ Owen Naccarato
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          Owen Naccarato, Esq.